Exhibit 99.1

Applied Energetics, Inc.

Applied Energetics Appoints Chris Donaghey Chief Financial Officer and Chief Operating Officer

Tucson, Ariz., July 18, 2022 – Applied Energetics, Inc. (OTCQB: AERG), a leader in ultrashort pulse laser technology, announced today that Chris Donaghey has been appointed Chief Financial Officer and Chief Operating Officer, effective August 1, 2022. In this role, Donaghey will lead all aspects of Applied Energetics financial strategy, performance, reporting and long-range business planning, as well as investor relations, treasury, controller, and audit operations.

Chris Donaghey, Newly Appointed Chief Financial Officer and Chief Operating Officer of Applied Energetics

“As we work to advance the capabilities that will serve our customers throughout the 21st century, Chris’s leadership will be instrumental to our continued growth and performance,” said Dr. Gregory Quarles, President and CEO at Applied Energetics. “Chris is the ideal executive to serve as Applied Energetics CFO and COO given his significant financial management and long-term strategic planning experience in complex global defense and security organizations,” said Dr. Quarles. “I have had the pleasure of working with Chris in his advisory role to the Company, and he is an exceptional leader whose broad operational expertise and commitment to driving business results will bring tremendous value to our team. He also brings a wealth of insight and expertise about our industry and customers as we chart the course ahead for success. I look forward to his partnership as we continue to execute on our strategic priorities and deliver long-term value for shareholders.”

“I am honored to be appointed as CFO and COO at this important time for Applied Energetics,” said Donaghey. “ I believe deeply in our purpose, technology and strategy and am excited to be working more closely with Greg and the senior leadership team, as we continue to execute on our strategic and financial priorities focused on value-added growth and our commitments to all stakeholders.”

Brad Adamczyk, executive chairman added, “Recent contract awards and successes in the lab, combined with the proliferation of emerging and improvised threat systems, have created the perfect time to have Chris, with his leadership and vision for the company, join us full time. Chris has worked closely with Greg and Steve McCahon, our chief scientist, since becoming part of our advisory board in 2019, and we have incredible confidence that their combined direction and teamwork will bring many successes to the company.”

About Chris Donaghey

Donaghey, 50, is an experienced financial executive with a proven track-record in delivering profitable growth, including extensive experience within the defense industry. He joins Applied Energetics from Science Applications International Corporation (SAIC), a defense and government agency technology integrator, where he served as senior vice president and head of corporate development. In this role, Donaghey was responsible for executing the company’s mergers and acquisitions (M&A) and strategic ventures strategy working closely with the senior management team to support SAIC’s strategic plan with an emphasis on M&A and external emerging technology investments. Donaghey is also a Founder and Executive Board member of the Silicon Valley Defense Group, a non-profit organization whose mission is to create the nexus of pioneering ideas, people, and capital that will unlock new sources of innovation for national security and power the digital evolution of the defense industrial base.

Prior to joining SAIC, Donaghey was vice president of Corporate Strategy and Development for KeyW Corporation, a national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities, where he guided the overall corporate strategy, M&A, and capital markets activities. Donaghey was also a senior research analyst for SunTrust Robinson Humphrey Capital Markets where he provided investment advice and insight to institutional investors covering public defense technology, government IT services, and commercial aerospace industries. During his tenure at SunTrust, Donaghey was ranked the number one defense analyst and number two analyst overall for stock selection by Forbes/Starmine in 2005 and was named in the Wall Street Journal Best on the Street survey in 2005, 2008, and 2009.

Donaghey served in the U.S. Navy Reserve where he provided scientific and technical analysis of missile guidance and control systems and advanced electronics for the Short-Range Ballistic Missile group at the Defense Intelligence Agency’s Missile and Space Intelligence Center. Donaghey earned his bachelor’s degree in mechanical engineering from Texas Tech University and served as an officer in the U.S. Navy.

Donaghey previously served on Applied Energetics’ Board of Advisors since April 30, 2019, providing input into the strategic direction of the Company and assistance in building relationships in the defense markets.

About Applied Energetics, Inc.

Applied Energetics, Inc., “AE’’ based in the University of Arizona’s Technology Park in southeast Tucson, Arizona, specializes in development and manufacture of advanced, high-performance lasers, innovative optical systems, and integrated guided-energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGETM) technology and related solutions for commercial, defense and security applications, and are protected by 26 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s 11 GSPA’s are held under US government secrecy orders and allow AE extended protection rights.

For more information, visit www.aergs.com

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may,” “believe,” “will,” “expect,” “project,” “anticipate,” “estimates,” “plans,” “strategy,” “target,” “prospects,” or “continue,” and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:

Cameron Associates, Inc.

Investor Relations - Kevin McGrath, Managing Director

T: 646-418-7002

kevin@cameronassoc.com

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